Western Alliance Bancorporation

FOR IMMEDIATE RELEASE
August 1, 2006
Contact:
Media:
Robert Sarver 702 248-4200
Investors:
Dale Gibbons 702-248-4200

Western Alliance Bancorporation Announces
$0.01 per Share Earnings Charge in Second Quarter 2006

Las Vegas – August 1, 2006 — Western Alliance Bancorporation (NYSE:WAL) announced today a $0.01 per share earnings charge for second quarter 2006.

On Wednesday July 26, 2006, subsequent to its second quarter earnings release, Western Alliance Bancorporation (the “Company”) identified evidence of an employee defalcation pertaining to certain accounts at its Bank of Nevada subsidiary. The Company is reflecting the loss resulting from this defalcation in its second quarter financial statements to be reported on Form 10-Q due August 14, 2006. Although investigation of the fraud is still underway, net of anticipated insurance proceeds, the Company presently expects to record a charge of $0.01 per share, which will result in second quarter diluted earnings per share of $0.38.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements that relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements contained herein reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include: factors listed in the initial public offering registration statement as filed with the Securities and Exchange Commission; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; inflation, interest rate, market and monetary fluctuations; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for loan losses; legislative or regulatory changes or changes in accounting principles, policies or guidelines; management’s estimates and projections of interest rates and interest rate policy; the execution of our business plan; and other factors affecting the financial services industry generally or the banking industry in particular.

We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this press release to reflect new information, future events or otherwise.

About Western Alliance Bancorporation

Western Alliance Bancorporation is the parent company of Bank of Nevada, Alliance Bank of Arizona, Torrey Pines Bank, Miller/Russell & Associates, and Premier Trust. These dynamic companies provide a broad array of banking, leasing, trust, investment, and mortgage services to clients in Nevada, Arizona and California. Staffed with experienced financial professionals, these organizations deliver a broader product array and larger credit capacity than community banks, yet are empowered to be more responsive to customers’ needs than larger institutions. Additional investor information can be accessed on the Investor Relations page of the company’s website, westernalliancebancorp.com.